MIRANT AMERICAS GENERATION, LLC

Offers to Exchange its

8.25% Senior Secured Notes due 2008 and Cash
for any and all of its
7.625% Senior Notes due 2006
(CUSIP No. 60467P AG 9)

To Our Clients:

      Enclosed for your consideration is the Second Amended Offering Circular, dated June 30, 2003 (the “Offering Circular”), and the related Amended Letter of Transmittal (the “Letter of Transmittal”), relating to the offer to exchange (the “Exchange Offer”) $1,000 principal amount of Mirant Americas Generation, LLC’s (“MAG”) 8.25% Senior Secured Notes due 2008 (“New Secured Notes”) and $10.00 in cash for each $1,000 principal amount of MAG’s currently outstanding 7.625% Senior Notes due 2006 (CUSIP No. 60467P AG 9) (the “Existing Notes”). Subject to the terms and conditions of the Exchange Offer, MAG will issue New Secured Notes and cash in exchange for all outstanding Existing Notes that are properly tendered and not withdrawn prior to the expiration of the Exchange Offer. MAG will also pay accrued and unpaid interest up to the date of acceptance on Existing Notes it accepts for exchange. For a more detailed description of the New Secured Notes MAG is proposing to issue in the Exchange Offer, please see the section of the Offering Circular titled “Description of the New Secured Notes.” The Exchange Offer is conditioned upon the consummation of the Mirant Restructuring Transactions (as defined in the Offering Circular) and the concurrent entry by MAG into the MAG Secured Credit Facility which will refinance MAG’s existing credit facility. MAG reserves the right to extend or terminate the Exchange Offer, in its sole and absolute discretion, which may be for any or no reason, and to otherwise amend the Exchange Offer in any respect. The Exchange Offer is open to all holders of Existing Notes, and is subject to customary conditions. Subject to applicable securities laws and the terms set forth in the Offering Circular, MAG reserves the right to waive any and all conditions to the Exchange Offer.

      These materials are being forwarded to you as the beneficial owner of Existing Notes held by us for your account but not registered in your name. A tender of the Existing Notes may only be made by us as the holder of record and pursuant to your instructions.

      Accordingly, we request instructions as to whether you wish us to tender on your behalf any Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal.

      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender any Existing Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 12:00 Midnight, New York City time, on July 14, 2003, unless extended or earlier terminated. MAG may, in its sole and absolute discretion, extend the Exchange Offer.

      Your attention is directed to the following:

1.	The Exchange Offer is for all outstanding Existing Notes.

2.	The Exchange Offer is subject to certain conditions set forth in the Offering Circular under the title “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

3.	Any transfer taxes incident to the transfer of Existing Notes from the holder to MAG will be paid by MAG, except as otherwise provided in the Letter of Transmittal.

4.	The Exchange Offer expires at 12:00 Midnight, New York City time, on July 14, 2003, unless extended or earlier terminated. MAG, in its sole and absolute discretion, may extend the Exchange Offer.

      If you wish to have us tender any Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Existing Notes.

INSTRUCTIONS WITH RESPECT TO

THE EXCHANGE OFFER

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer made by Mirant Americas Generation, LLC with respect to the Existing Notes.

      This will instruct you to tender the Existing Notes held by you for the account of the undersigned, subject to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

      Please tender the Existing Notes held by you for my account as indicated below:

      Existing Notes: $                     (aggregate principal amount of Existing Notes)

☐	Please do not tender any Existing Notes held by you for my account.

      Dated:                           , 2003

Signature(s):

Print Name(s) here:

(Print Address(es)):

(Area Code and Telephone Number(s)):

(Taxpayer Identification Number(s)):

      None of the Existing Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Existing Notes held by us for your account.